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                                                                    EXHIBIT 10.5

                  NON COMPETE AND NON SOLICITATION AGREEMENT
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          This Non Compete Agreement is entered into on November 23, 1999, by and among UNILAB CORPORATION, a Delaware corporation ("Unilab"), UC Acquisition Sub, Inc., a Delaware corporation ("UC Acquisition"), and DAVID C. WEAVIL ("Weavil") with reference to the following:

          A. Weavil is the President, Chief Executive Officer, and Chairman of the Board of Directors of Unilab.

          B. On May 25, 1999, Unilab agreed to merge with UC Acquisition in a leveraged recapitalization transaction (the "Recapitalization") in which Unilab survives and the business of Unilab continues.

          C. Weavil and UC Acquisition have agreed that effective upon the closing of the Recapitalization, Weavil will cease to be employed by Unilab as its President and Chief Executive Officer.

          D. UC Acquisition and Unilab want to ensure that Weavil will not (a) enter into an employment or any other similar arrangement during the two-year period following the closing of Recapitalization that would result in Weavil competing with Unilab under certain circumstances, or (b) solicit customers and employees of Unilab during the five-year period following the closing of the Recapitalization, and Weavil is willing to enter into such a non-compete and non-solicitation agreement, all as described in this Agreement.

          NOW THEREFORE, the parties to this Agreement agree as follows:

          1.  Non-Compete and Non-Solicitation. Weavil agrees that, following
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termination of Weavil's employment with Unilab upon the closing of the
Recapitalization.

          (a) during the twenty-four (24) consecutive month period commencing on the closing of the Recapitalization, he will not become employed by, or enter into any similar agreement as a director, employee, independent contractor, consultant, agent, partner, member, or otherwise with, Laboratory Corporation of America, Quest Diagnostic Inc., or Smith-Kline Clinical Laboratories, or any entity affiliated with any of Laboratory Corporation of America, Quest Diagnostic Inc., or Smith-Kline Clinical Laboratories, or any other person, firm, or entity that competes, directly or indirectly, with Unilab, whether or not so competing in the same geographic area as Unilab, or any company or entity affiliated therewith, and

























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          (b)  during the sixty (60) consecutive month period commencing on the closing of the Recapitalization, he will not, directly or indirectly, for his benefit of the benefit of any other person, firm, or entity, do any of the following:

               (i) solicit from any customer doing business with Unilab as of Weavil's termination of employment with Unilab, business of the same or of a similar nature to the business of Unilab with such customer;

               (ii) solicit from any known potential customer of Unilab business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer, or proposal by Unilab, or of substantial preparation with a view to making such a bid, offer, or proposal within six (6) months prior to Weavil's termination of employment with Unilab;

               (iii) solicit the employment or services of, or hire, any person who was known to be employed by or was a known consultant to Unilab upon the termination of Weavil's employment with Unilab or within six
          (6) months prior thereto; or

               (iv) otherwise interfere with the business or accounts of Unilab.

          2.   Payment.  In consideration of Weavil's non-compete and
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non-solicitation agreement described in Paragraph 1, Unilab shall pay to Weavil, solely for his agreement not to compete with Unilab, the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) immediately following the closing of the Recapitalization.

          3.   Breach.   Weavil shall be deemed to have breached his obligations
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under this Agreement (a) if, at any time during the twenty-four (24) consecutive month period described in Paragraph 1, he violates his agreement not to compete, or (b) if, at any time during the sixty (60) consecutive month period described in Paragraph 1, he violates his agreement not to solicit customers and employees as described in Paragraph 1. In the event of any such breach, and without limiting any other remedies available to Unilab, Weavil shall promptly repay the entire Payment specified in Paragraph 2 to Unilab. Unilab shall be deemed to have breached its obligations under this Agreement if the Payment specified in Paragraph 2 is not made in good funds to Weavil immediately following the closing of the Recapitalization.

          4.   Severability.  In the event that any one or more of the
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provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remainder of this Agreement shall not in any way be
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affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity, or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

          5.   Governing Law. This Agreement shall be governed by and construed
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in accordance with the laws of the State of Delaware.

          6.   Entire Agreement. This Agreement constitutes the entire
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understanding between the parties with respect to the subject matter hereof, superceding all negotiations, prior discussions, and preliminary agreements not specifically included in the terms and conditions of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on November 23, 1999.

                                      UNILAB CORPORATION, a Delaware corporation



                                      By: /s/ Mark L. Bibi
                                          ----------------------------------
                                          Mark L. Bibi, Executive Vice
                                          President, Secretary, and General
                                          Counsel


                                      UC ACQUISITION SUB, INC., a Delaware
                                      corporation



                                      By: __________________________________



                                      /s/ David C. Weavil
                                      --------------------------------------
                                      DAVID C. WEAVIL